CERTIFICATE OF

DESIGNATIONS, PREFERENCES, AND RIGHTS

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

GOOD TIMES RESTAURANTS INC.

  Good Times Restaurants Inc., a corporation organized under the laws of the State of Nevada (the "Corporation"), by its President and Secretary does hereby certify:

RESOLVED, that pursuant to the authority granted and vested in the Board of Directors (the "Board of Directors") of Good Times Restaurants Inc. (the "Corporation") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby designates a Series B Convertible Preferred Stock of the Corporation's previously authorized Preferred Stock, par value $.001 per share and hereby states the number of shares and fixes the rights, preferences, privileges, powers and restrictions thereof as follows:

1. Series B Convertible Preferred Stock. One million two hundred forty thousand shares of Preferred Stock shall be designated as Series B Convertible Preferred Stock and shall have the following privileges, powers, preferences, rights and restrictions as follows:

a. Number of Shares. The series of Preferred Stock designated and known as Series B Convertible Preferred Stock shall consist of 1,240,000 shares.

b. Voting.

i. General. Except as may be otherwise provided in this Certificate or by law, the Series B Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to a number of votes for each share on each action as shall equal the quotient of (x) the $2.50 per share purchase price for such share of Series B Convertible Preferred Stock paid to the Corporation on the date of issuance of such share (the "Initial Issuance Date"), divided by (y) the greater of (A) the closing per share market price of the Common Stock as reported on the Nasdaq SmallCap Market on the Initial Issuance Date, or (B) the $2.50 per share purchase price for such share of Series B Convertible Preferred Stock paid to the Corporation on the Initial Issuance Date. In case the Corporation shall at any time subdivide (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of votes for each share of Series B Convertible Preferred Stock in effect immediately before such action shall be proportionately increased. In case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the number of votes for each share of Series B Convertible Preferred Stock in effect immediately before such action shall be proportionately decreased.

ii. Board Size. For so long as at least two-thirds of the shares of Series B Convertible Preferred Stock remains outstanding and for so long as at least two-thirds of the shares of Common Stock into which the Series B Convertible Preferred Stock has been converted remains held by the former holders of such converted Series B Convertible Preferred Stock, or by the affiliates of such former holders, the Corporation shall not, without the written consent or affirmative vote of the holders of at least three-quarters of the then outstanding votes of the shares of the Series B Convertible Preferred Stock and of all outstanding shares of Common Stock, increase the maximum number of Directors constituting the Board of Directors of the Corporation to a number in excess of seven.

iii. Board Seats. The holders of the Series B Convertible Preferred Stock and of the shares of Common Stock into which the Series B Convertible Preferred Stock has been converted voting together as a separate class shall have the right to elect three Directors of the Board of Directors of the Corporation. Notwithstanding the foregoing, to the extent that the number of outstanding shares of Series B Convertible Preferred Stock and the number of shares of Common Stock into which the Series B Convertible Preferred Stock has been converted which are held by the former holders of such converted Series B Convertible Preferred Stock, or by the affiliates of such former holders, are reduced as a result of sale or other transfer, the number of Directors of the Board of Directors of the Corporation which may be elected by the holders thereof shall be proportionately reduced or eliminated to the extent that total number of such shares is nearer to 66⅔ percent, 33⅓ percent or zero percent of the initial total number thereof. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing Directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding and of the shares of Common Stock into which the Series B Convertible Preferred Stock has been converted which are held by the former holders of such converted Series B Convertible Preferred Stock, or by the affiliates of such former holders, shall constitute a quorum for the election of the foregoing Directors. A vacancy in any directorship elected pursuant to this paragraph by the holders of the Series B Convertible Preferred Stock and the shares of Common Stock into which the Series B Convertible Preferred Stock has been converted shall be filled only by vote or written consent of such holders.

c. Dividends. From and after February 10, 2006, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor cumulative cash dividends on each share of Series B Convertible Preferred Stock equal to $0.15 per annum (the "Accruing Dividend"). The Accruing Dividend shall accrue with respect to each share of Series B Convertible Preferred Stock issued and outstanding from day to day from February 10, 2006 and shall be payable quarterly on May 15, August 15, November 15 and February 15 of each year (each a "Payment Date") commencing May 15, 2006, and such dividends shall be cumulative if not paid. Notwithstanding anything to the contrary contained in the foregoing, if at any time the aggregate cash flow of the Corporation for its four preceding fiscal quarters is less than 150 percent of the Corporation's aggregate principal and interest debt payments and capital lease payments during that period, as determined in the good faith discretion of the Board of Directors, the Accruing Dividend shall not be payable until a Payment Date upon which the foregoing condition no longer exists. At such Payment Date the Corporation shall pay the Accruing Dividend due on that Payment Date together with any other previously unpaid Accruing Dividends to the extent that the subtraction of such previously unpaid Accruing Dividends and of the Accruing Dividend due and paid on such Payment Date from aggregate cash flow for such four preceding fiscal quarters does not cause the aggregate cash flow for such four preceding fiscal quarters to become less than 150 percent of the Corporation's aggregate principal and interest debt payments and capital lease payments during that period. Cash flow of the Corporation shall mean the Corporation's net income plus interest, depreciation and amortization expenses, plus or minus other non-cash adjustments to net income and less Accruing Dividends paid during the applicable fiscal quarters, as determined in the good faith discretion of the Board of Directors.

d. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon any Common Stock or upon any other stock ranking junior to the Series B Convertible Preferred Stock with respect to rights and preferences upon liquidation, to be paid an amount equal to $2.50 per share plus, in the case of each share, an amount equal to all Accruing Dividends accrued but unpaid thereon computed to the date payment thereof is made (the "Liquidation Preference Payment"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Series B Convertible Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series B Convertible Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed among the holders of stock ranking junior to the Series B Convertible Preferred Stock with respect to rights and preferences upon liquidation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where such Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, not less than twenty days prior to the payment date stated therein, to the holders of record of Series B Convertible Preferred Stock, such notice to be addressed to each such holder at his address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of more than fifty percent of the voting power or shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, transfer or other disposition (but exclusive of a collateral pledge) by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph (d)

e. Restrictions. For so long as at least two-thirds of the shares of Series B Convertible Preferred Stock remains outstanding and for so long as at least two-thirds of the shares of Common Stock into which the Series B Convertible Preferred Stock has been converted remains held by the former holders of such converted Series B Convertible Preferred Stock, without the written consent or affirmative vote of the holders of three-quarters of the then outstanding votes of the shares of the Series B Convertible Preferred Stock and the shares of the Common Stock, the Corporation shall not:

(i) Liquidate, dissolve or wind up the Corporation; consolidate or merge into or with any other entity or entities which results in the exchange of more than fifty percent of the voting power or shares of the Corporation (other than a merger to reincorporate the Corporation in a different jurisdiction); or sell, lease, abandon, transfer or otherwise dispose of in excess of substantially all of the Corporation's total assets (but exclusive of a collateral pledge);

(ii) Amend, alter or repeal its Articles of Incorporation;

(iii) Institute any increase in the outstanding shares of Preferred Stock of any class or series'

(iv) Institute any amendment of the Bylaws of the Corporation which is directly detrimental to the rights and preferences of the Series B Convertible Preferred Stock; or

(v) Institute any payment of cash dividends or other distributions on any shares of Common Stock.

f. Conversion. The holders of shares of Series B Convertible Preferred Stock shall have the following conversion rights:

(i) Right to Convert. Subject to the terms and conditions of this paragraph (f), the holders of Series B Convertible Preferred Stock shall have the right at any time to convert the shares of Series B Convertible Preferred Stock into an equal number of fully paid and nonassessable shares of Common Stock. Such right of conversion shall be exercised by the holder thereof by giving written notice to the Corporation stating that the holder elects to convert a stated number of shares of Series B Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names, with addresses, in which the certificate or certificates for shares of Common Stock shall be issued.

(ii) Issuance of Certificate; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph (f)(i) and surrender of the certificate or certificates for the share or shares of Series B Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for an equal number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Convertible Preferred Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered, and at such time the rights of the holder of such share or shares of Series B Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(iii) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series B Convertible Preferred Stock into Common Stock. If the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph (f)(i) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered which are not converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph (f)(iii), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Convertible Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in the good faith discretion of the Board of Directors of the Corporation.

(iv) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which the Series B Convertible Preferred Stock is convertible shall be proportionately increased. In case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the number of shares of Common Stock into which the Series B Convertible Preferred Stock is convertible shall be proportionately decreased.

(v) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of Series B Convertible Preferred Stock shall upon conversion of the Series B Convertible Preferred Stock as described in this Certificate have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series B Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place. In any such case, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(vi) Price Protection. In the event that the Corporation shall at any time issue any shares of Common Stock, or securities entitling the holder thereof to acquire shares of Common Stock, for a consideration of less than $2.50 per share of Common Stock, exclusive of any such issuance pursuant to commitments or rights outstanding on the date of this Certificate or pursuant to options or other equity incentives granted at any time to employees, consultants or Directors of the Corporation (provided that such excluded options or equity incentives are approved by a majority of the disinterested members of the Board of Directors of the Corporation), the number of shares into which the Series B Convertible Preferred Stock shall be convertible shall be increased by one hundred percent less a percentage resulting from a fraction the denominator of which is the number of shares of Common Stock outstanding at the time of such issuance plus the number of shares of Common Stock issued or issuable at such lesser consideration and the numerator of which is the number of shares of Common Stock of the Corporation outstanding at the time of such issuance plus the number of shares of Common Stock which would have been issued or issuable at a consideration of $2.50 per share. In the event of any subdivision or combination of Common Stock as described in paragraph (f)(iv), the foregoing $2.50 per share of Common Stock consideration shall be proportionately decreased or increased to reflect such changed number of outstanding shares of Common Stock.

(vii) Mandatory Conversion. Notwithstanding anything to the contrary contained in this Certificate, at any time on or after February 10, 2006, the Corporation by notice to the holders of the Series B Convertible Preferred Stock may require that all of the Series B Convertible Preferred Stock be converted to shares of Common Stock in accordance with the provisions of this Certificate provided that (i) at the time of such notice the Common Stock of the Corporation is listed for trading on a nationally recognized securities exchange or automated quotation system and for a continuous period of at least six months prior to the date of such notice the closing market price of the Common Stock on each day during such period has been greater than $5.00 per share and (ii) during the foregoing six-month period the Corporation has publicly reported its financial results for its most recently completed two fiscal quarters prior to the date of such notice. In the event of any subdivision or combination of the Common Stock of the Corporation as described in subparagraph (f)(iv) above, such $5.00 per share closing market price shall be proportionately decreased or increased to reflect such changed number of outstanding shares of Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all Accruing Dividends unpaid on the shares of Series B Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph (f)(ii).
    Other Notices. In case at any time:

(i) the Corporation shall declare any dividend or other distribution upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii) the Corporation shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities which results in the issuance or exchange of more than fifty percent of the voting power or shares of the Corporation, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets(exclusive of a collateral pledge); or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of such cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested or telecopier, addressed to each holder of any shares of Series B Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least ten days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least ten days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

h. Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any securities exchange upon which the Common Stock may be listed.

i. No Reissuance of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

j. Closing of Books. The corporation shall at no time close its transfer books against the transfer of any Series B Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series B Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

k. Definition of Common Stock. As used herein, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.001 per share, as constituted on the date of this Certificate, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series B Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of this Certificate, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (f)(v).

l. Definition of Preferred Stock. As used herein, the term "Preferred Stock" shall mean and include the Corporation's authorized preferred stock, par value $0.001 per share.

m. Definition Affiliate. As used herein, the term "affiliate" shall mean a spouse, parent or child of the transferor, or a trust for the benefit thereof, or a business entity controlling, controlled by or under common control with the transferor.

2. Amendments. No provision of this Certificate of the terms of the Series B Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least three-quarters of the then outstanding shares of Series B Convertible Preferred Stock.